CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE

PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS AND
QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

BEACON ENERGY HOLDINGS, INC.

________________________________

 Pursuant to Section 151 of the General Corporation Law of the State of Delaware, BEACON ENERGY HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

 That, pursuant to the authority conferred upon the Board of Directors (the “Board”) of BEACON ENERGY HOLDINGS, INC. (the “Company”) by Article FOURTH, Subsection B, of the Certificate of Incorporation of the Company, as amended, the Board on January 24, 2011, adopted the following resolutions designating a new series of preferred stock as “Series A Convertible Preferred Stock”:

 RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of its Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), the Board hereby creates a series of preferred stock, par value $0.001 per share, of the Company (the “Series A Convertible Preferred Stock”) and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations of the Series A Convertible Preferred Stock (in addition to the provisions set forth in the Certificate of Incorporation, which are applicable to all classes and series of the Company’s preferred stock); and it is further

 RESOLVED, that each share of Series A Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1.           Designation and Rank.  Nine Hundred and Fifty Two Thousand Three Hundred Eighty One (952,381) preferred shares, $0.001 par value per share, of the Company shall constitute a series of preferred shares designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  Each share of Series A Preferred Stock shall have a stated value of $3.15 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Stated Value”).  The Series A Preferred Stock shall rank senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), and to all series of any other class of the Company’s equity securities (collectively, with the Common Stock, the “Junior Stock”).  The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.  Stock certificates evidencing ownership of shares of Series A Preferred Stock are referred to herein as “Series A Preferred Stock Certificates.”

2.           Voting Rights.

(a)           Class Voting Rights.  The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 2(b)).  The Company shall not, so long as any shares of Series A Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class, given at a meeting called for such purpose for which notice shall have been given to the holders of Series A Preferred Stock, or by written consent:

(i)           in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock;

(ii)         in any manner authorize, create or issue any class or series of capital stock (A) ranking, in any respect including, without limitation, as to payment of dividends, or distribution of assets, senior to or pari passu with the Series A Preferred Stock or (B) which in any manner adversely affects the holders of Series A Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority or so adversely affecting the holders of Series A Preferred Stock (it being understood that the issuance by the Company of bonds, debentures, notes or other obligations convertible into, exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, capital stock ranking junior to the Series A Preferred Stock in all material respects shall not be deemed to adversely affect the holders of Series A Preferred Stock for purposes of this Section 2(a)(ii));

(iii)        reclassify the shares of Common Stock or any other shares or any class or series of capital stock now outstanding or hereafter created that ranks junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends or distribution of assets, senior to or pari passu with the Series A Preferred Stock, or (B) that in any manner adversely affects the holders of Series A Preferred Stock in any material respect;

(iv)        increase or decrease the authorized number of shares of Common Stock or any class of preferred stock;

(v)         issue any additional shares of Series A Preferred Stock;

(vi)        effect or permit, or offer or agree to effect or permit, any transaction that would be deemed a Liquidity Event (as defined below), a reorganization of the assets of the Company or reclassification or recapitalization of the capital stock of the Company;

(vii)       acquire or dispose of any assets of the Company that have, individually or in the aggregate, a value in excess of than $500,000;

(viii)      hire or terminate the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or President of the Company;

ix)         change the number of directors constituting the whole Board; and

(x)          following the closing of the Agreement and Plan of Merger, dated January 25, 2011, by and among Beacon Energy Holdings, Inc., EQM Technologies & Energy, Inc. and Environmental Quality Management, Inc. (the “Merger Agreement”), incur any indebtedness, including, without limitation, any lease financing, accounts receivable-based financing arrangements and debt with equity features, in excess of an aggregate of $500,000.

(b)           General Voting Rights.  The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted as of the record date used to determine the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company, for purposes of determining the shares entitled to vote at the applicable regular, annual or special meeting of stockholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s Amended and Restated By-Laws. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.           Liquidation Preference.

(a)           In the event of a Liquidity Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, the Stated Value per share of the Series A Preferred Stock before any payment shall be made or any assets distributed to the holders of any Junior Stock.  If the assets of the Company are not sufficient to pay in full the Stated Value per share of the Series A Preferred Stock to the holders of outstanding shares of the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.  All payments for which this Section 3(a) provides shall be in cash, property (valued at its fair market value as determined in good faith by the Board) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the Stated Value per share of the Series A Preferred Stock to which such holder is entitled as provided herein. After payment of the full Stated Value per share of the Series A Preferred Stock to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)           For the purposes of this Certificate, “Liquidity Event” shall mean the occurrence, whether voluntary or involuntary, of any of the following events: (i) any liquidation, dissolution or winding up of the affairs of the Company; or (ii) any sale or lease of a majority of the assets of the Company, winding up, or merger, consolidation, or transfer of voting control (in which the stockholders of the Company immediately prior to the merger, consolidation or sale do not own a majority of the outstanding shares of the surviving company) of the Company; excluding the merger and any other transactions contemplated under the Merger Agreement.

4.           Conversion.  The holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert.  At any time on or after the date of original issuance of any shares of Series A Preferred Stock (the “Issuance Date”), the holder of any shares of Series A Preferred Stock may, at such holder’s option elect to convert (a “Conversion”) all or any portion of the shares of Series A Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the aggregate Stated Value of the shares of Series A Preferred Stock being converted, divided by (ii) the Conversion Price (as defined in Section 4(c) hereof) then in effect as of the date of the delivery by such holder of its notice of election to convert.

(b)           Mechanics of Conversion.  (i) The right of conversion shall be exercised by the holder of shares of Series A Preferred Stock by delivering to the Company a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Series A Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the Series A Preferred Stock Certificate(s) representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Company shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Company of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii)         The Company shall issue certificates representing the shares of Common Stock to be received upon conversion of the Series A Preferred Stock (the “Conversion Shares”) (and certificates for unconverted Series A Preferred Stock) within three (3) business days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) business days after the receipt by the Company of such Conversion Notice.  Upon conversion of only a portion of the number of shares of the Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.  If certificates evidencing the Conversion Shares are not received by the holder within five (5) business days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates.  The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on the Conversion Date.

(iii)         No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(c)           Conversion Price.  The term “Conversion Price” shall mean $0.35, subject to adjustment under Section 4(d) hereof.  Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.35 per share except if it is adjusted pursuant to Section 4(d)(i) hereof.

(d)           Adjustments of Conversion Price.

(i)           Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 4(d)(i) hereof shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)         Adjustment Upon Issuance of Additional Shares of Common Stock.  If the Company shall at any time or from time to time after the Issuance Date, issue or sell any additional shares of Common Stock (“Additional Common Stock”) in exchange for consideration in an amount per share of Additional Common Stock less than the Conversion Price at the time the shares of Additional Common Stock are issued or sold, then the Conversion Price immediately prior to such issue or sale shall be reduced to a price determined by dividing:

(1)           an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price, plus (B) the consideration, if any, received by the Company upon such issue or sale; by

(2)           the total number of shares of Common Stock outstanding immediately after such issue or sale.

(iii)         Adjustment for Issuance of Common Stock Equivalents.  If the Company shall at any time or from time to time after the Issuance Date, issue or sell any warrants or other rights to subscribe for or purchase any additional shares of Common Stock (regardless of the number of shares of Common Stock that the Company is then authorized to issue) or any securities convertible, directly or indirectly, into shares of Common Stock (collectively, “Common Stock Equivalents”), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such Common Stock Equivalents (the “Common Stock Equivalent Price”) shall be less than the current Conversion Price in effect immediately prior to the time of such issue or sale, then the current Conversion Price shall be adjusted as provided in Section 4(d)(ii) on the basis that the additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued at the Common Stock Equivalent Price, as of the date of the actual issuance of such Common Stock Equivalents. No further adjustments to the current Conversion Price shall be made under this Section 4(d) upon the actual issue of such Common Stock upon the exercise, conversion or exchange of such Common Stock Equivalents.

(iv)        Issues of Common Stock or Common Stock Equivalents Excepted.  The Company shall not be required to make any adjustment of the Conversion Price pursuant to Section 4(d) in the case of the issuance (each, an “Exempt Issuance”) of (A) shares of Common Stock issued or issuable upon conversion or exercise of any convertible debt or equity securities or warrants outstanding as of the Closing Date (as defined in the Merger Agreement) in accordance with the terms thereof on the Closing Date, (B) shares of Common Stock or Common Stock Equivalents (or Common Stock issued upon exercise, exchange or conversion of Common Stock Equivalents) issued in connection with any stock-based compensation plans of the Company approved by the stockholders of the Company and the Board including independent directors, which shall not in the aggregate exceed 20% of the Company’s issued and outstanding Common Stock, or (C) securities or rights to acquire securities issued to financial institutions in connection with commercial credit arrangements, equipment financings, service agreements or similar transactions approved by the Board and the primary purpose of which is not equity financing.

(e)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Stated Value of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(f)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of the Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of the Series A Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g)           Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)           Reservation of Common Stock.  The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.  The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(i)           Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

5.           Redemption.

(a)           Right of Redemption.  In addition to all other rights of the holders of Series A Preferred Stock contained herein, after the earlier of (i) the third anniversary of the Closing Date or (ii) a Liquidity Event (either, a “Triggering Event”), each holder of Series A Preferred Stock shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s shares of Series A Preferred Stock at a price per share equal to the Stated Value of the Series A Preferred Stock (the “Redemption Price”).  Within three (3) business days after the Company obtains knowledge of the occurrence of a Liquidity Event, the Company shall deliver written notice thereof via facsimile and overnight courier to each holder of Series A Preferred Stock.

(b)           Mechanics of Redemption.  Following a Triggering Event, any holder of Series A Preferred Stock then outstanding may require the Company to redeem all of such holder’s Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption”) to the Company, which Notice of Redemption shall indicate the number of shares of Series A Preferred Stock that such holder is electing to have redeemed.

(c)           Payment of Redemption Price.  Upon the Company’s receipt of a Notice(s) of Redemption from any holder of Series A Preferred Stock, the Company shall promptly notify each holder of Series A Preferred Stock by email or facsimile of the Company’s receipt of such Notice(s) of Redemption and each holder that has sent such a notice shall promptly submit to the Company such holder’s Series A Preferred Stock Certificates which such holder has elected to have redeemed.  The Redemption Price shall be payable in cash or other immediately available funds to any holder submitting a Notice of Redemption within three (3) business days following the Company’s receipt of such Notice of Redemption, provided that a holder’s Series A Preferred Stock Certificate representing the number of shares of Series A Preferred Stock to be redeemed or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction shall have been previously delivered to the Company.

6.           Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s), and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Company shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Series A Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

7.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.           No Preemptive Rights.  No holder of shares of Series A Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

9.           Waiver.  Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent of the holders of at least a majority of the Series A Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series A Preferred Stock.  No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or electronic mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name on this 4th day of February, 2011.

BEACON ENERGY HOLDINGS, INC.

By:	/s/ Carlos E. Aguero
	Name:	Carlos E. Aguero
	Title:	Authorized Officer

Signature Page to Series A Convertible Preferred Stock Certificate of Designation

EXHIBIT A

BEACON ENERGY HOLDINGS, INC.

SERIES A CONVERTIBLE PREFERRED STOCK CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Stock of Beacon Energy Holdings, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Beacon Energy Holdings, Inc., a Delaware company (the “Company”), indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.  The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below.  If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  A copy of the certificate representing the Preferred Shares being converted is attached hereto, the original of which will be delivered to the Company promptly following the date hereof.

Date of Conversion

Number of Preferred Shares to be converted:

Current Stated Value:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock to be beneficially owned by the Holder subsequent to the conversion:

Issue to:

Facsimile Number:

Authorization:

By:
Title:
Dated